Exhibit 99.1

Cerecor Inc. Appoints Thomas Aasen to Board of Directors

Baltimore, MD—January 12, 2016 — Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company with the goal of becoming a leader in the development of innovative drugs that make a difference in the lives of patients with neurological and psychiatric disorders, today announced Thomas H. Aasen has joined its Board of Directors and will serve on its Audit Committee.  Mr. Aasen is a financial executive with over thirty years of professional experience, including financial management positions in four publicly held life science companies.

“Tom brings extensive financial experience and leadership to our Board,” said Dr. Uli Hacksell, Chief Executive Officer, President and Chairman. “Over the course of his career, Tom has successfully proven his financial expertise through his role of managing ACADIA Pharmaceutical’s initial public offering and multiple follow-on offerings raising net proceeds of over $700 million. His deep knowledge and expertise are welcome as we deliver on our vision of providing sound financial guidance while building a leading CNS company dedicated to improving the lives of patients through innovative medicines.”

Mr. Aasen served as the Executive Vice President, Chief Financial Officer, Chief Business Officer, and Treasurer of ACADIA prior to his retirement in 2014.  Mr. Aasen has held financial management positions at several publically traded life sciences companies, including Axys Pharmaceuticals, formerly called Sequana Therapeutics, Genta, Inc., and Gen-Probe, Inc. Earlier in his career, Mr. Aasen held various positions in public accounting at KPMG Peat Marwick, including Audit Manager. He has 30 years of professional finance and accounting experience focused primarily on the life sciences industry. Mr. Aasen received a B.S. degree with honors from San Diego State University and is a licensed certified public accountant (inactive status) in the State of California.

About Cerecor

Cerecor Inc. is a Baltimore-based biopharmaceutical company with the goal of becoming a leader in the development of innovative drugs that make a difference in the lives of patients with neurological and psychiatric diseases by addressing the unmet medical needs of underserved patient segments. We are committed to the development of drugs that improve lives by applying our extensive knowledge and experience in central nervous system disorders.  For more information about the Company and its products, please visit: www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (443) 304-8002.

Media Contact:

MacDougall Biomedical Communications

Doug MacDougall or Joe Rayne — 781-235-3060

jrayne@macbiocom.com